Exhibit 99.1

KAISER VENTURES LLC	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764
909.483.8500 909.944.6605

News Release

Contact:	Kay Hazen – 760.408.4352
Terry Cook – 909.483.8511

FOR IMMEDIATE RELEASE

U.S. SUPREME COURT DECLINES REQUEST FOR FURTHER

REVIEW OF EAGLE MOUNTAIN LAND EXCHANGE

PALM SPRINGS, CA (March 28, 2011) — Kaiser Ventures LLC and Mine Reclamation, LLC announced today that the U.S. Supreme Court did not accept their petition seeking review of an adverse November 2009 U.S. 9th Circuit Court of Appeals decision which will send Kaiser’s completed land exchange for the Eagle Mountain landfill project back for further review by the U. S. Bureau of Land Management (“BLM”). Kaiser’s and Mine Reclamation’s petition was one of approximately 200 petitions that the U.S. Supreme Court announced today that it would not further review.

The U.S. 9th Circuit Court of Appeals concluded that there were three deficiencies in the process for the completed land exchange between Kaiser and the BLM and that additional documentation will be required before the land exchange is confirmed allowing the landfill project to proceed. Kaiser and Mine Reclamation are in the process of completing their evaluation of the documentation necessary to address the deficiencies and will be working with the BLM to identify the best means to proceed.

Rick Stoddard, Kaiser’s Chief Executive Officer and Chairman of Mine Reclamation said, “We are disappointed that our petition for review was not granted by the U.S. Supreme Court. We are, however, grateful that the U.S. Solicitor General, on behalf of the U.S. Department of Interior, agreed that the 9th Circuit Court of Appeals decision was wrong.” Mr. Stoddard also said that: “Since the 9th Circuit Court of Appeals affirmed the BLM’s determination that the public interest is well served by the land exchange as required by law, it is just a matter of working with the BLM to identify the best path that may be implemented to fix the identified deficiencies.”

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U.S. SUPREME COURT DECLINES TO REVIEW - ADVERSE DECISION OF THE

U.S. 9TH CIRCUIT COURT OF APPEALS

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The Coachella Valley Economic Partnership, Los Angeles County Sanitation Districts and others each filed briefs before the Supreme Court urging further review of the adverse 9th Circuit decision. The Economic Partnership brief argued the adverse Eagle Mountain decision impacts more than just the Eagle Mountain landfill project as such decision is already being used to challenge proposed solar energy projects in California.

The positive impacts of the Eagle Mountain landfill go far beyond being an extremely sound environmental disposal site. Riverside County will receive millions in new revenue to fund public services. The entire region benefits from the hundreds of new, family wage jobs that will be created as well as the provision of tens of millions of dollars to fund the Coachella Valley multi-species habitat conservation plan and for environmental research in Joshua Tree National Park.

The Eagle Mountain landfill project is located in the remote eastern Riverside County desert and is proposed to accept up to 20,000 tons of non-hazardous solid waste per day for 50 years.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. Kaiser’s business could be affected by a number of factors, including the risk factors discussed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-K for the year-ended December 31, 2010. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.

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